FORM 4

                  U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

           Filed pursuant to Section 16(a) of the Securities
                          Exchange Act of 1934



1. Name and Address of Reporting Person:


 Visone                          William
(Last)                           (First)


 195 Carter Drive,  Edison,        New Jersey          08817
(Street)            (City)          (State)            (Zip)

2. Issuer Name and Ticker or Trading Symbol:


 Pentech International Inc./PNTK

3. IRS or Social Security Number of Reporting Person (Voluntary):




4. Statement for Month/Year:


 May/1999

5. If Amendment, Date of Original (Month/Year):




6. Relationship of Reporting Person to Issuer (Check all applicable):

   X       Director

           10% Owner

   X       Officer (give title below)

           Other (Specified below)


Chief Financial Officer and Vice-
President, Finance and Administration

Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned:

1. Title of Security:




2. Transaction Date:



                     (Month/Day/Year)

3. Transaction Code:
   Code          V




4. Securities Acquired (A) or Disposed of (D):
Amount            (A) or (D)           Price




5. Amount of Securities Beneficially Owned at End of Month:




6. Ownership Form-Direct (D) or Indirect (I):




7. Nature of Indirect Beneficial Ownership:




Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities):

1. Title of Derivative Security:


 Common Stock

2. Conversion or Exercise Price of Derivative Security:


 $.875

3. Transaction Date (Month/Day/Year):


 05/17/99

4. Transaction Code:
   Code          V


    A

5. Number of Derivative Securities Acquired (A) or Disposed of
(D):


 20,000  (A)

6. Date Exercisable and Expiration Date (Month/Day/Year):


 03/03/00                                 03/03/03
(Date Exercisable)                   (Expiration Date)

7. Title and Amount of Underlying Securities:


 Common Stock                              20,000
(Title)                          (Amount of Number of Shares)

8. Price of Derivative Security:




9. Number of Derivative Securities Beneficially Owned at End of
Month:


 70,000

10. Ownership Form of Derivative Security: Direct (D) or Indirect
(I):


 D

11. Nature of Indirect Beneficial Ownership:



Explanation of Responses:


s/William Visone                                5/8/99
Signature of Reporting Person                    Date